Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into effective as of this 28th day of October, 2005 (the “Effective Date”), by and between Tapestry Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Martin Batt (“Executive”). Certain capitalized terms used in this Agreement have the meaning set forth in Paragraph 17 of this Agreement.

RECITALS

A.            WHEREAS, Executive is currently employed by the Company; and

B.            WHEREAS, the Company desires to secure the continued services of Executive as an employee of the Company, and to provide for certain compensation and benefit arrangements for Executive in the event of Executive’s termination of employment under certain circumstances, and Executive is willing to enter into this Agreement and perform such services.

TERMS AND CONDITIONS

In consideration of the respective covenants and agreements of the parties contained in this Agreement, the parties agree as follows:

1.             Employment Services. The Company hereby agrees to engage Executive, and Executive hereby agrees to perform services for the Company, on the terms and conditions set forth in this Agreement. The Company and Executive agree that Executive will serve as an executive officer of the Company in the position of Senior Vice President, Chief Operating Officer, or will have such other executive title and such other executive duties, responsibilities and authority as Executive and the Company may agree upon from time to time.  Executive will perform such services of an executive and administrative character to the Company and its present or future Subsidiaries consistent with the duties of the Company’s other executive officers, as the Company’s Board of Directors (the “Board”) may from time to time direct (the “Employment Services”) or the Bylaws of the Company may provide.

2.             At-Will Employment.  The Company hereby agrees that it shall not terminate or alter Executive’s employment status such that Executive is no longer eligible to receive Company benefits without Cause prior to April 15, 2006.  After April 15, 2006, it is understood and agreed by the Company and Executive that this Agreement does not contain any promise or representation concerning the duration of Executive’s employment with the Company. Executive specifically acknowledges that his employment with the Company is at-will and may be altered or terminated by either Executive or the Company at any time, with or without cause and/or with or without notice.  The nature, terms or conditions of Executive’s employment with the Company cannot be changed by any oral representation, custom, habit or practice, or any other writing.  In addition, that the rate of salary, any bonuses, paid time off, other compensation, or vesting schedules are stated in units of years or months or weeks does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that Executive is guaranteed employment to the end of any period of time or for any period of time. In the event of conflict between this disclaimer and any other statement, oral or written, present or future, concerning terms and conditions of employment, the at-will relationship confirmed by this disclaimer shall control.  This at-will status cannot be altered except in a writing signed by Executive and approved by the Board of Directors of the Company (the “Board of Directors”).

3.             Performance.

(a)           Executive shall report to the Chief Executive Officer (or person acting in a similar capacity if the Company has no Chief Executive Officer), and Executive shall devote his best efforts and his full business time and attention to the business of the Company and its Subsidiaries; provided, however, that upon prior agreement by the Chief Executive Officer, and subject to the terms of this Agreement, Executive may engage in independent activities in areas unrelated to the Company’s business or the Company’s actual or demonstrably anticipated business; and provided, further, that no such independent activities shall materially detract from the essentially full time commitment of Executive to the business and affairs of the Company. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and professional manner.

(b)           Unless the Company and Executive otherwise agree, Executive shall perform the Employment Services at the Company’s executive offices and traveling on business as Executive and the Company shall reasonably deem necessary.

4.             Compensation.

(a)           The Company will pay Executive for the Employment Services a base salary (the “Base Salary”) at the annual rate of two hundred seventy thousand dollars ($270,000) or such larger amount as the Compensation Committee (or if the Board has no Compensation Committee at the time, then the Board), in its discretion, may award to Executive.  Payment of the Base Salary shall be subject to the customary withholding tax and other employment taxes as required with respect to compensation paid by a corporation to an employee, and such salary to be paid at such periods as salary is paid to other executive officers of the Company.

(b)           Executive may receive an annual bonus in such amount, if any, as the Compensation Committee (or if the Board has no Compensation Committee at the time, then the Board), in its discretion, may award to Executive, based upon Executive’s and the Company’s performance during each year of employment.

(c)           The Executive may receive such stock options (if any) during his employment as determined from time to time by the Compensation Committee (or if the Board has no Compensation Committee at the time, then the Board).

5.             Reimbursement for Expenses. The Company shall promptly reimburse Executive for all reasonable out-of-pocket expenses incurred by him in the course of performing his duties under this Agreement, subject to the Company’s reasonable requirements with respect to reporting and documentation of such expenses.

6.             Benefits. Executive shall be entitled to those fringe benefits offered by the Company to all employees and to participate in the Company’s employee benefit programs available to other employees of the Company.  During the Executive’s employment, Executive shall be entitled to eight weeks of paid vacation in accordance with the Company’s policies.

7.             Termination.  Executive has the right to terminate Executive’s employment with the Company at any time for any reason or no reason whatsoever, with or with out cause or advance notice.  Company has the right to terminate Executive’s employment with cause at any time without advance notice.  The Company hereby agrees that it shall not terminate or alter Executive’s employment status such that Executive is no longer eligible to receive Company benefits without Cause prior to April 15, 2006.  Company has the right to terminate Executive’s employment without cause or reason at any time after April 15, 2006.  Any termination by either party shall be pursuant to the following:

(a)           Termination by Death or Disability.  Subject to applicable state or federal law, in the event that Executive shall die during his employment hereunder or become permanently disabled, as evidenced by notice to the Company and Executive’s inability to carry out his job responsibilities for a continuous period of more than six months, Executive’s employment and the Company’s obligation to make payments hereunder shall terminate on the date of his death, or the date upon which, in the sole determination of the Board of Directors, Executive has become permanently disabled, except the the Company shall pay Executive any salary earned but unpaid prior to termination, any benefits accrued prior to termination, all accrued but unused personal time, and any business expenses that were incurred but not reimbursed as of the date of termination. Vesting of any stock options granted to Executive shall cease on the date of such termination.

(b)           Voluntary Resignation by Executive.  In the event that Executive voluntarily terminates his employment with the Company, the Company’s obligation to make payments hereunder shall cease upon such termination, except the Company shall pay Executive any salary earned but unpaid prior to termination, any benefits accrued prior to termination, all accrued but unused personal time, and any business expenses that were incurred but not reimbursed as of the date of termination.  Vesting of any stock options granted to Executive shall cease on the date of such termination.

(c)           Termination for Cause.  In the event that Executive is terminated by the Company for Cause (as defined below), the Company’s obligation to make payments hereunder shall cease upon the date of receipt by Executive of written notice of such termination (the “Termination Date”), except the Company shall pay Executive any salary earned but unpaid prior to the Termination Date, any benefits accrued prior to termination, all accrued but unused personal time and any business expenses that were incurred but not reimbursed as of the date of termination.  Vesting of any stock options granted to Executive shall cease on the Termination Date.

(d)           Termination by the Company Without Cause or Resignation by Executive for Good Reason.  In the event Executive is terminated without Cause or Resigns for Good Reason (as defined herein) and upon the execution of a release by Executive in the form attached hereto as Exhibit A (“Release”) and written acknowledgment of Executive’s continuing obligations under the Proprietary Information Agreement, then the Company shall make the following payments to Executive 195 days after such termination (or such longer period as may be required by law), subject in each case to any applicable payroll or other taxes required to be withheld: (i) 100% of Executive’s then effective Base Salary;  and (ii) a lump sum amount in cash equal to any accrued but unpaid salary through the date of termination and unpaid salary with respect to any vacation days accrued but not taken as of termination. The Company shall reimburse Executive for payments made by Executive under C.O.B.R.A. for extension of health insurance coverage until the first to occur of (x) the date of Executive’s re-employment and subsequent opportunity to participate in any health insurance program, (y) eighteen months after such termination date, or (z) Executive becomes eligible to participate in Medicare/Medicaid.  Any stock options or other equity awards which are not vested as of the date of termination shall vest immediately upon the Termination Date.

(e)           Definition of “Cause.”  For purposes of this Agreement, “Cause” shall mean (i) the conviction (or plea of nolo contendere) of a felony or a crime involving moral turpitude or the commission of any other act which has an adverse effect on the Company and which involves dishonesty, disloyalty or fraud with respect to the Company or any of its Subsidiaries, or (ii) conduct bringing the Company or any of its Subsidiaries into substantial public disgrace or disrepute, including, without limitation, such conduct resulting from repeated acts of alcohol or drug abuse, or (iii) continued failure by Executive to substantially perform his duties as reasonably directed by the Board after the Board has made a written demand for substantial performance which specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties, or (iv) gross negligence or misconduct not in good faith with respect to the Company or any of its Subsidiaries that materially and adversely affects the Company, or (v) any other material breach of this Agreement which, if in the sole determination of the Board is curable,  is not cured within 15 days after Executive’s receipt of written notice thereof.

(f)            Definition of “Good Reason.”  For purposes of this Agreement, “Good Reason” shall mean termination by Executive (i) within 90 days after Executive has been assigned, without Executive’s consent, to any duties substantially inconsistent with Executive’s position, duties, responsibilities or status with the Company as contemplated in Paragraph 1 of this Agreement; (ii) if Executive is required to regularly perform the duties of Executive’s employment more than 50 miles from Boulder, Colorado; or (iii) upon a material breach of this Agreement by the Company which is not cured within 30 days after the Company’s receipt of written notice thereof. Executive shall provide written notice to the Company of any and all grounds that Executive alleges constitute “Good Reason” and the Company shall have 30 days after receipt of such written notice to cure any such alleged grounds for “Good Reason”..

(g)           Within seven months following any termination of the Employment Period, and as of that date, the Company will notify Executive of the itemized and aggregate cash value of the payments and benefits, as determined under Section 280G of the Internal Revenue Code (the “Code”), received or to be received by Executive in connection with the termination of Executive’s employment (whether payable pursuant to the terms of this Agreement or otherwise). At the same time, the Company shall advise Executive of the portion of such payments or benefits which constitute parachute payments within the meaning of the Code and which may subject Executive to the payment of excise taxes pursuant to Section 4999 and the expected amount of such taxes (such payments or benefits being hereinafter referred to as “Parachute Payments”).

(h)           If all or any portion of the payments or benefits provided under this Agreement either alone or together with other payments or benefits which Executive has received or is then entitled to receive from the Company and any of its Subsidiaries would constitute Parachute Payments, such payments or benefits provided to Executive pursuant to this Agreement shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code; but only if, by reason of such reduction, Executive’s net after tax benefit shall exceed the net after tax benefit if such reduction were not made. “Net after tax benefit” shall mean the sum of (i) the total amount payable to Executive pursuant to this Agreement, plus (ii) all other payments and benefits which Executive has received or is then entitled to receive from the Company and any of its subsidiaries that would constitute a Parachute Payment, less (iii) the amount of federal income taxes payable with respect to the payment and benefits described in (i) and (ii) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the Termination Date), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (j) and (ii) above by Section 4999 of the Code.

For purposes of this Agreement, Executive’s base amount, the present value of the Parachute Payments, the amount of the excise tax and all other appropriate matters shall be determined by the Company’s independent auditors in accordance with the principles of Section 280G of the Code and based upon the advice of tax counsel selected by the Company, which tax counsel shall be reasonably satisfactory to Executive, provided, however, that the applicable federal rate used for the purposes of calculating the present value of the Parachute Payments shall be the federal rate in effect on the date of this Agreement.

8.             Insurance. The Company may, at its election and for its benefit, insure Executive against accidental death, and Executive shall submit to such physical examination and supply such information as may be required in connection therewith.

9.             Non-disclosure of Confidential Information.

(a)           Unless Executive first secures written consent from the Company pursuant to procedures implemented by Company after the date hereof, Executive shall not disclose or use at any time, any Confidential Information (as defined in Paragraph 17) except to the extent Executive reasonably believes is necessary to disclose or use such Confidential Information in performing the Employment Services. Executive further agrees that Executive will use Executive’s commercial best efforts to safeguard the Confidential Information and protect it against disclosure, misuse, espionage, loss and theft, including, without limitation, causing recipients of Confidential Information to enter into non-disclosure agreements with the Company. Subject to the provisions of Paragraphs 10 and 13, nothing herein shall be construed to prevent Executive from using Executive’s general knowledge and skill after termination of this agreement, whether Executive acquired such knowledge or skill before or during the his employment.

(b)           In the event the Company has entered into confidentiality agreements with third parties (not including Company employees) which contain provisions different from those set forth in this Agreement, Executive agrees, in addition to the provisions of Paragraph 9(a), to comply with any such different provisions of which Executive is notified by the Company.

10.           Company Ownership of Intellectual Property. Executive hereby assigns to the Company all right, title and interest in and to all Intellectual Property (as defined in Paragraph 17) contributed to or conceived or made by Executive during the Employment Period and prior to the Employment Period during the period Executive was employed by or engaged in research or development activities for or with the Company or its predecessors and affiliates (whether alone or jointly with others) to the extent such Intellectual Property is not owned by the Company as a matter of law. Executive shall promptly and fully communicate to the Company all Intellectual Property conceived, contributed to or made by Executive and shall cooperate with the Company to protect the Company’s interests in such Intellectual Property including, without limitation, providing assistance in securing patent protection and copyright registrations and signing all documents reasonably requested by the Company, even if such request occurs after Executive’s employment has terminated. The Company shall pay Executive’s reasonable expenses of cooperating with the Company in protecting the Company’s interests in such Intellectual Property unless the subject matter of the requested cooperation is related to actions taken or failed to be taken by Executive wrongfully or otherwise not in good faith.

11.           Executive’s Rights. Paragraph 10 of this Agreement does not apply to an invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated material research or development, or (b) the invention results from any work performed by Executive for the Company.

12.           Return of Materials. Upon termination of Executive’s employment, regardless of reason,, or at any time reasonable requested by the Company, Executive shall promptly deliver to the Company all copies of Confidential Information in Executive’s possession and control, including written records, manuals, lab notebooks, customer and supplier lists and all other materials containing any Confidential Information. If the Company requests, Executive shall provide written confirmation that Executive has returned all such materials. Subject to the provisions of this Agreement, including, without limitation, Paragraph 11, notwithstanding anything in this Agreement to the contrary, upon termination of employment, the Company, at Executive’s request, shall promptly return to Executive any equipment or other materials owned by Executive then being used by or then in the possession of the Company.

13.           Non-Competition. Executive acknowledges and agrees that Executive is considered to be part of the professional, managerial and executive staff of the Company whose duties include the formulation and execution of management policy, and that in the course of Executive’s duties, Executive is permitted access to Intellectual Property, which includes, among other things, trade secrets of the Company that the Company seeks to protect from dissemination and disclosure. Executive acknowledges and agrees that during Executive’s employment and for a period of one year thereafter (the “Non-compete Period”), Executive will not, without the prior written consent of the Company, directly or indirectly, provide products or services substantially similar to the Employment Services to any business or entity that provides or offers or demonstrably plans to provide or offer, products or services that (i) are the same as or substantially similar to the products or services provided by the Company at any time during his employment with the Company, (ii) relate to the Company’s Intellectual Property (whether the Company acquired such Intellectual Property pursuant to this Agreement or otherwise), or (iii) relate to any subject matter of the Company’s actual or demonstrably anticipated material research and development during Executive’s employment with the Company, including without limitation, paclitaxel, taxanes and any other compounds, within any geographical area in which the Company or any of its subsidiaries provide or plan to provide such products or services.

14.           Non-Solicitation. Executive acknowledges and agrees that during the Non-compete Period, Executive will not (a) solicit, induce or attempt to induce, directly or indirectly, any employee of the Company to leave the employment of the Company to work for Executive or for any other person, firm or corporation or (b) hire any employee of the Company.

15.           Acknowledgment of Reasonableness. Executive acknowledges and agrees that the limitations set forth in Paragraphs 13 and 14 are reasonable with respect to scope, duration and geographic area and are properly required for the protection of the legitimate business interest of the Company.

16.           Further Assistance. During the Non-compete Period, Executive will not make any disclosure or other communication to any person, issue any public statements or otherwise cause to be disclosed any information which is designed, intended or might reasonably be anticipated to discourage any persons from doing business with the Company or otherwise have a negative impact or adverse effect on the Company, except to the extent such disclosure is required by law. During the Non-compete Period, Executive will provide assistance reasonably requested by the Company in connection with actions taken by Executive during the his employment with the Company, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events during the Executive’s employment with the Company, provided that the Company shall reimburse all reasonable expenses (including without limitation, reasonable loss of compensation from other sources resulting from such assistance during normal business hours).

17.           Certain Definitions.

“Affiliate” and “Associate” have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date of this Agreement (the “Exchange Act Rules”), and “Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 of the Exchange Act Rules.

“Confidential Information” means all information (whether or not specifically labeled or identified as confidential), in any form or medium, that is disclosed to, or developed or learned by Executive during the Employment Period and prior to the Employment Period during the period Executive was employed by or engaged in research or development activities for or with the Company or its predecessors and affiliates or that relates to the business, products, services, customers, research or development of the Company, its Subsidiaries, its Affiliates, or third parties with whom the Company, its Subsidiaries or its Affiliates does business or from whom the Company or its Affiliates receives information. Confidential Information shall not include any information that (i) has become publicly known through no wrongful act or breach of any obligation of confidentiality, as evidenced by written records or documents; or (ii) was rightfully received by Executive on a non-confidential basis from a third party (provided that such third party is not known to Executive to be bound by a confidentiality agreement with the Company or another party), as evidenced by written records or documents.

“Intellectual Property” means any idea, invention, design, development, device, method or process (whether or not patentable or reduced to practice or including Confidential Information) and all related patents and patent applications, any copyrightable work or mask work (whether or not including Confidential Information) and all related registrations and applications for registration, and all other proprietary rights.

“Subsidiaries” means any corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.

18.          Executive Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, and (b) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

19.          Company Representations. The Company hereby represents and warrants to Executive that (a) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Company is a party or by which it is bound, and (b) upon the execution and delivery of this Agreement by Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

20.          Severability and Modification. If any provision of this Agreement shall be held or declared to be illegal, invalid or unenforceable, such illegal, invalid or unenforceable provision shall not affect any other provision of this Agreement, and the remainder of this Agreement shall continue in full force and effect as though such provision had not been contained in this Agreement. If the scope of any provision in this Agreement is found to be broad to permit enforcement of such provision to its full extent, Executive consents to judicial modification of such provision and enforcement to the maximum extent permitted by law.

21.          Notices. Except as otherwise expressly set forth in this Agreement, all notices, requests and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be given (and, except as otherwise provided in this Agreement, shall be deemed to have been duly given if so given) when delivered if given in person or by telegram, three days after being mailed by first class registered or certified mail, return receipt requested, postage prepaid, or one day after being sent prepaid via reputable overnight courier to the parties at the following addresses (or such other address as shall be furnished in writing by like notice; provided, however, that notice of change of address shall be effective only upon receipt):

Notices to Executive

Martin Batt

c/o Tapestry Pharmaceuticals, Inc.

4840 Pearl East Circle, Suite 300W

Boulder, Colorado 80301

Notices to Company

Tapestry Pharmaceuticals, Inc.

4840 Pearl East Circle, Suite 300W

Boulder, Colorado 80301

Attn VP, General Counsel

22.           Entire Agreement. This Agreement contains the entire agreement between parties with respect to the subject matter hereof and supersedes any previous understandings or agreements, whether written or oral, regarding such subject matter.

23.           Governing Law. All questions concerning the construction, validity and interpretations of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of Colorado.

24.           Survival. Paragraphs 6, 9, 10, 11, 12, 13, 14 and 16 and any other provision of this Agreement which by its terms could survive termination of Executive’s employment shall survive and continue in full force in accordance with their terms notwithstanding any termination of employment of the Executive.

25.           Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

26.           Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns; provided that in no event shall Executive’s obligations under this Agreement be delegated or transferred by Executive, nor shall Executive’s rights be subject to encumbrance or to the claims of Executive’s creditors. This Agreement is for the sole benefit of the parties hereto and shall not create any rights in third parties other than Executive’s spouse or beneficiary as expressly set forth herein.

27.           Remedies. Except as otherwise provided in this Agreement, (i) each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights to which it may be entitled and (ii) disputes under this Agreement not finally resolved in writing by the parties within sixty days after one party gives notice in good faith to the other party that a bona fide dispute exists shall be resolved pursuant to binding arbitration conducted in Denver, Colorado in accordance with the rules of the American Arbitration Association. The prevailing party in any such arbitration shall be entitled to have its costs and expenses (including reasonable attorney’s fees and expenses) relating to such arbitration paid by the other party if the arbitrator(s) conducting such arbitration so determine. Notwithstanding the foregoing, the parties agree and acknowledge that money damages may not be an adequate remedy for breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. The prevailing party in any suit shall be entitled to recover reasonable attorneys fees and costs from the other party.

28.           Modifications and Waivers. No provision of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto. No waiver by either party hereto of any breach by the other party hereto of any term or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar terms or provisions at the time or at any prior or subsequent time.

29.           Headings. The headings contained herein are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

30.           Notification of Subsequent Employer. Executive agrees that the Company may present a copy of this Agreement to any third party.

31.           UNDERSTAND AGREEMENT. EXECUTIVE REPRESENTS AND WARRANTS THAT (a) EXECUTIVE HAS READ AND UNDERSTOOD EACH AND EVERY PROVISION OF THIS AGREEMENT, (b) EXECUTIVE HAS HAD THE OPPORTUNITY TO OBTAIN ADVICE FROM LEGAL COUNSEL OF EXECUTIVE’S CHOICE, OTHER THAN COUNSEL TO THE COMPANY (WHO IS NOT REPRESENTING THE EXECUTIVE), IN ORDER TO INTERPRET ANY AND ALL PROVISIONS OF THIS AGREEMENT, (c) EXECUTIVE HAS HAD THE OPPORTUNITY TO ASK THE COMPANY QUESTIONS ABOUT THIS AGREEMENT AND ANY OF SUCH QUESTIONS EXECUTIVE HAS ASKED HAVE BEEN ANSWERED TO EXECUTIVE’S SATISFACTION, AND (d) EXECUTIVE HAS BEEN GIVEN A COPY OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

EXECUTIVE

Martin Batt

TAPESTRY PHARMACEUTICALS, INC.

By:
Kai P. Larson
Vice President, General Counsel